EXHIBIT 99.1

Executive Contact:	Investor Relations Contact:
Richard Vasek	Maureen McGarrigle
Chief Financial Officer	Director, Investor Relations
Rockford Corporation	Rockford Corporation
(480) 517-3169	(480) 517-3042
ROCKFORD CORPORATION APPOINTS WILLIAM R. JACKSON PRESIDENT
Michael Chass Joins Company to Lead Worldwide Sales Activities
     Tempe, Ariz, August 16, 2006/PRNewswire/—Rockford Corporation (NASDAQ: ROFO) today announced that William R. Jackson has been appointed Rockford’s President. He was formerly Rockford’s Vice President, Sales and Marketing. In his new capacity, Mr. Jackson will have primary responsibility for Rockford’s worldwide, day-to-day operations.
     W. Gary Suttle remains as Rockford’s Chief Executive Officer. Mr. Jackson’s appointment will allow Mr. Suttle to focus on Rockford’s strategic direction as it completes its transformation from a manufacturing-focused company into a designer, marketer and distributor of audio products for the mobile audio aftermarket and the OEM market.
     Michael B. Chass, who most recently was Vice President, Automotive OEM, for D&M Holdings (the holding company for Denon, Marantz, Boston Acoustics, and other consumer electronic brands), will succeed Mr. Jackson as Vice President, Sales. He joins the company on September 18, 2006.
     “Bill brings a depth of experience and leadership ability to this position and was a natural choice,” said Mr. Suttle. “I’m pleased that Rockford’s board of directors has placed this confidence in him. His promotion recognizes the important contributions he has made to Rockford. I have worked closely with Bill for many years and know that he has an absolute instinct for our business. He understands our marketplace and is accomplished at building brands. In addition to his many new duties, Bill will continue to direct Rockford’s marketing efforts and will also focus on directing product development. Outcomes from both of these areas will help set Rockford’s future strategic direction.”
     Mr. Suttle continued, “In addition, we want to welcome Michael Chass to Rockford. He, too, brings a depth of experience to our top sales position. His broad background in mobile audio and OEM will serve him well and allow him to step up to his new worldwide sales responsibilities quickly. He has proven himself a skilled negotiator and an executive-level champion for his sales groups and we look forward to tapping into his expertise.”
     Mr. Jackson joined Rockford in 1995 as a regional sales manager and since then has served in a variety of sales management positions. He was named Vice President of Sales and Marketing in February 2004. He has over 25 years experience in the consumer electronics industry. Prior to joining Rockford, he managed a retail consumer electronics stores for 13 years and operated a manufacturer’s sales representative firm for three years. He holds degrees in Business Administration and Art from Coe College in Cedar Rapids, Iowa. He has also completed the Harvard Business School’s Advanced Management Program (AMP).
     Michael B. Chass spent 12 years at Boston Acoustics and, after its acquisition by D&M Holdings, with D&M. In his last position as Vice President, Automotive OEM, he was responsible for New Business Development, Business Planning, Product Marketing, New Product Development and Product Lifecycle Management, Marketing Communications, Program Management, Sales Management, Contract Negotiations, Supply Chain Management, and Logistics for the Automotive OEM efforts of D&M’s brands including Boston Acoustics, Denon, Marantz, and McIntosh. Prior to his most recent position, he was Assistant Director of Marketing and Sales for two years with a Midwest distributor of auto and home consumer electronics brands and accessories. He has a degree in Marketing from the University of Missouri.
     W. Gary Suttle served Rockford as President and Chief Executive Officer from August 1992 until Mr. Jackson’s appointment as President. He will continue as Rockford’s CEO. From August 1992 through December 31, 1998, he simultaneously served as a partner in Grisanti, Galef & Goldress, a turnaround, growth and profit improvement firm and provided his services to Rockford through that firm under a consulting agreement. From 1982 until 1999, Mr. Suttle was a partner in Grisanti, Galef & Goldress and was involved in consulting and management for various manufacturing and retail firms. From 1980 to 1982, Mr. Suttle was a consultant with The Boston Consulting Group. He also served as a captain in the U.S. Marine Corps where he was involved in special operations. Mr. Suttle holds a B.S. in Electrical Engineering from Auburn University, an M.S. in Electrical Engineering from the Georgia Institute of Technology and an M.B.A. from Harvard Business School.
About Rockford Corporation (www.rockfordcorp.com)
     Rockford is a designer, marketer and distributor of high-performance audio systems for the mobile audio aftermarket and for the OEM market. Rockford’s mobile audio products are marketed primarily under the Rockford Fosgate®, Rockford Acoustic Design™ and Lightning Audio® brand names.
     Rockford’s primary brand websites include: www.rockfordfosgate.com, www.rockfordacousticdesign.com, and www.lightningaudio.com.
Forward-looking Statement Disclosure
     We make forward-looking statements in this press release including, without limitation, statements about our results of operations. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words.
     Forward-looking statements are subject to many risks and uncertainties. Rockford cautions you not to place undue reliance on these forward-looking statements, which speak only as at the date on which they are made. Actual results may differ materially from those described in our forward-looking statements. Rockford disclaims any obligation or undertaking to update these forward-looking statements to reflect changes in our expectations or changes in events, conditions, or circumstances on which our expectations are based.
     Although Rockford’s operations have improved significantly, Rockford’s sales are lower in 2006 compared to 2005. If Rockford’s operations fail to improve, or if sales erode further, Rockford may not be able to achieve its business objectives. In this event, Rockford could suffer setbacks in its competitive position, ability to continue growing its OEM business, and overall financial performance. Under such circumstances, Rockford might not be able to return its business to profitability as currently planned.

     When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in Rockford’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2006. The risk factors noted throughout the report, particularly those identified in the discussion in Item 1A of the report, and other risk factors that Rockford has not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.
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